Exhibit 99.1
ImClone Systems Incorporated
Investors:	Media:
Andrea F. Rabney	David M. F. Pitts
(646) 638-5058	(646) 638-5058

IMCLONE SYSTEMS REPORTS FOURTH QUARTER AND FULL YEAR 2006
FINANCIAL RESULTS

ERBITUX U.S. In-Market Sales of $167.2 Million for the Quarter and $652.2 Million for the Full Year

ERBITUX Global Sales for the Full Year 2006 Reach $1.1 Billion

Diluted Earnings per Share for the Quarter of $0.53 and $4.11 for the Full Year

New York, NY — January 25, 2007 — ImClone Systems Incorporated (NASDAQ: IMCL) announced today its financial results for the quarter and full year ended December 31, 2006.

Total revenues for the fourth quarter of 2006 were $132.2 million as compared with $99.0 million for the fourth quarter of 2005, an increase of 34%.  Global sales for the full year 2006 reached $1.1 billion.

•                  Royalty revenue of $77.1 million in the fourth quarter of 2006 compared with $52.6 million in the fourth quarter of 2005, an increase of 47%. Royalty revenue for the fourth quarter of 2006 includes 39% of Bristol-Myers Squibb’s in-market ERBITUX net sales of $167.2 million, compared with fourth quarter 2005 in-market net sales of $121.2 million, an increase of 38%;

•                  License fees and milestone revenue of $19.5 million in the fourth quarter of 2006 compared with $21.1 million in the fourth quarter of 2005;

•                  Manufacturing revenue of $17.9 million in the fourth quarter of 2006 compared with $14.4 million in the fourth quarter of 2005. The increase of $3.5 million reflects an increase in volume purchases by Bristol-Myers Squibb; and

•                  Collaborative agreement revenue of $17.7 million in the fourth quarter of 2006 compared with $10.9 million in the fourth quarter of 2005. The increase of $6.8 million principally reflects a higher level of clinical materials shipped to Merck KGaA versus the comparable quarter in 2005.

Total operating expenses for the fourth quarter of 2006 were $83.1 million, compared with $103.8 million in the fourth quarter of 2005. Operating expenses included:

•                  Research and development expenses for the fourth quarter of 2006 were $25.1 million, including stock option expense of $0.4 million, compared with $24.7 million in the fourth quarter of 2005;

•                  Clinical and regulatory expenses in the fourth quarter of 2006 were $10.7 million, including stock option expense of $0.3 million, compared with $18.8 million in the fourth quarter of 2005.  The decrease is principally attributed to decreased expenses associated with Erbitux clinical trials;

•                  Marketing, general and administrative expenses were $15.5 million in the fourth quarter of 2006, including stock option expense of $1.5 million, compared with $18.4 million in the fourth quarter of 2005. The decrease in the fourth quarter of 2006 is principally due to a decrease in legal expenses and the fact that the fourth quarter of 2005 results included approximately $2.9 million of severance expense related to our former Chief Executive Officer;

•                  Royalty expenses were $17.4 million in the fourth quarter of 2006 compared with $16.3 million in the fourth quarter of 2005 as the result of higher sales;

•                  Cost of manufacturing revenue was $14.6 million in the fourth quarter of 2006 compared with $11.4 million in the fourth quarter of 2005.  The 2006 costs represent fully absorbed manufacturing costs, as substantially all previously expensed material was sold through to our partners in 2005; and

•                  Withholding tax recovery of $264,000 in the fourth quarter of 2006 represents excess withholding tax liability accrued in 2005 in connection with the withholding tax settlement for which the Company recorded $14.2 million in the fourth quarter of 2005.

Operating income in the fourth quarter of 2006 was $49.0 million compared with an operating loss of $4.8 million in the fourth quarter of last year.

The effective tax rates for the fourth quarter and full year 2006, excluding the discrete portion of our valuation allowance release were approximately 42% and 19%, respectively.  The fourth quarter rate includes an adjustment to the portion of our valuation allowance release that is reflected in our operating rate, thereby increasing our effective rate for the quarter by approximately 23%.

Net income for the fourth quarter of 2006 was $46.6 million compared with $694,000 in the fourth quarter of last year. Diluted earnings per share were $0.53 in the fourth quarter of 2006 compared with $0.01 in the fourth quarter of 2005.

Total revenues and net income for the full year ended December 31, 2006 were $677.8 million and $370.7 million, respectively, compared with $383.7 million and $86.5 million for the full year in 2005. Diluted earnings per share were $4.11 for the full year of 2006 compared with $1.01 in 2005. The results for the full year of 2006 include the effect of the receipt of the $250.0 million milestone from Bristol-Myers Squibb and the partial release of the tax valuation allowance mentioned above.

Erbitux and Pipeline Clinical Development Update

Building on the results from clinical trials that were released in the fourth quarter of 2006 and earlier this month, ImClone Systems anticipates that several pivotal, Phase III studies of ERBITUX combined with standards of care in multiple tumor types will reach or near maturation in the balance of 2007. These include:

•                  A Southwest Oncology Group study evaluating the addition of ERBITUX to gemcitabine in the first-line treatment of patients with metastatic pancreatic cancer;

•                  The CAIRO II study, which is evaluating the combination of Erbitux, XELOX and Avastin in the first-line treatment of patients with metastatic colorectal cancer;

•                  Two studies assessing the combination of ERBITUX with different chemotherapy regimens as first-line treatment of patients with metastatic non-small-cell lung cancer; and

•                  The EXTREME study, which is evaluating the addition of ERBITUX to chemotherapy in the first-line treatment of patients with metastatic head and neck cancer.

Also in 2007, ImClone Systems’ clinical pipeline, which currently consists of five fully-human IgG1 antibodies, will enter further clinical evaluation.  Broadly, ImClone Systems’ plans in 2007 with respect to these antibodies consist of the following:

•                  In the first half of 2007, the Company expects to complete Phase I studies of its fully-human IgG1 antibodies targeting vascular endothelial growth factor receptor-2 (or VEGFR-2) and insulin-like growth factor-1 receptor (or IGF-1R), known as IMC-1121B and IMC-A12, respectively.  Following this, the Company plans to move into a number of randomized clinical trials, which will include registrational studies.

•                  In 2007, the Company’s IgG1 fully-human antibody against the epidermal growth factor receptor (EGFR), known as IMC-11F8, which has successfully completed Phase I evaluations, will begin clinical development directed at global registration.

•                  The Company’s two earliest stage antibodies, which target vascular endothelial growth factor receptor-1 (IMC-18F1) and platelet-derived growth factor alpha (IMC-3G3), will progress through phase 1 in 2007.

The Company’s development plans will focus not only on the therapeutic value of its individual antibodies, but on their potential value in combination with one another.

GAAP to Non-GAAP Reconciliation

To provide investors with a clearer picture of the Company’s growth versus last year, a reconciliation of non-GAAP diluted earnings per share to diluted earnings per share prepared in accordance with GAAP is set forth below. For 2006, non-GAAP diluted earnings per share for the quarter exclude the effects of stock option expense and, for the full year, exclude the effects of stock option expense and the tax benefit associated with the release of a portion of the Company’s deferred asset valuation allowance in the first quarter of 2006. For 2005, non-GAAP diluted earnings per share for the full year exclude expenses associated with the discontinuance of the Company’s small molecule research operation.

	(Diluted per share amounts) (Unaudited)
	Three Months Ended		Year Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
GAAP diluted earnings per share	$0.53	$0.01	$4.11	$1.01
Release of deferred tax valuation allowance	$(0.14)	—	$(1.21)	—
Stock option expense	$0.01	—	$0.07	—
Impact of discontinuance of small molecule research	—	—	—	$0.07
Non-GAAP diluted earnings per share	$0.40	$0.01	$2.97	$1.08

The Company believes that it is useful to present non-GAAP diluted earnings per share financial measures because it provides investors with a more complete understanding of the Company’s underlying operational results and trends.  You should not consider non-GAAP diluted earnings per share financial measures in isolation or as a substitute for such measures determined in accordance with U.S. GAAP, as set forth above.  Our definition of non-GAAP earnings may differ from other such measures.

Conference Call

ImClone Systems will host a conference call with the financial community to discuss fourth quarter and full year 2006 financial results on Thursday, January 25, 2007 at 11:00 AM Eastern Daylight Time.

The conference call will be webcast live and may be accessed by visiting ImClone Systems’ website at www.imclone.com.  A replay of the audio webcast will be available under “Earnings Webcast” in the “Investor Relations” section of the Company’s website starting shortly after the call on January 25, 2007.

Those parties interested in participating via telephone may join by dialing (888) 693-3477 domestically, or (973) 582-2710 for calls outside of Canada and the United States, and referencing conference identification number 8326050.  A telephone replay of the conference call will be available shortly after the call until February 1, 2007 at midnight Eastern Daylight Time.  To access the telephone replay, dial (877) 519-4471 domestically, or (973) 341-3080 for calls outside of Canada and the United States, and enter the conference identification number 8326050.

About ImClone Systems Incorporated

ImClone Systems Incorporated is committed to advancing oncology care by developing and commercializing a portfolio of targeted biologic treatments designed to address the medical needs of patients with a variety of cancers.  The Company’s research and development programs include growth factor blockers and angiogenesis inhibitors. ImClone Systems’ strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market.  ImClone Systems’ headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Branchburg, New Jersey.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the company’s ability to control or predict. Important factors that may cause actual results to differ materially and could impact the company and the statements contained in this news release can be found in the company’s filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The company assumes no obligation to update or supplement any forward-looking statements, whether as a result of new information, future events or otherwise.

(see attached tables)

IMCLONE SYSTEMS INCORPORATED
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues:
Royalty revenue	$77,116	$52,630	$290,599	$177,440
License fees and milestone revenue	19,462	21,068	232,269	97,239
Manufacturing revenue	17,887	14,429	86,476	44,090
Collaborative agreement revenue	17,698	10,865	68,503	64,904
Total revenues	132,163	98,992	677,847	383,673
Operating expenses:
Research and development	25,132	24,739	112,145	99,303
Clinical and regulatory	10,707	18,779	54,244	50,136
Marketing, general and administrative	15,535	18,415	72,476	72,334
Royalty expense	17,427	16,307	73,958	58,376
Cost of manufacturing revenue	14,597	11,419	76,063	16,367
Discontinuation of small molecule research program	—	—	—	6,200
Withholding tax (recovery) expense	(264)	14,178	(264)	14,178
Total operating expenses	83,134	103,837	388,622	316,894

Operating income (loss)	49,029	(4,845)	289,225	66,779

Other income, net	(9,001)	(5,809)	(31,095)	(21,295)

Income before income taxes	58,030	964	320,320	88,074
Provision (benefit) for income taxes	11,472	270	(50,354)	1,578

Net income	$46,558	$694	$370,674	$86,496

Income per common share:
Basic	$0.55	$0.01	$4.40	$1.03
Diluted	$0.53	$0.01	$4.11	$1.01
Shares used in calculation of income per share:
Basic	84,894	83,642	84,235	83,582
Diluted	92,119	85,531 (1)	92,012	92,183

(1)          The computation of diluted shares does not assume conversion of convertible securities because such effect would be antidilutive.

IMCLONE SYSTEMS INCORPORATED
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	December 31,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$20,568	$3,403
Securities available for sale	1,023,609	752,973
Inventories	102,215	81,394
Other current assets	152,925	71,348
Total current assets	1,299,317	909,118

Property, plant and equipment, net	423,000	406,595
Other assets	117,519	27,702
Total assets	$1,839,836	$1,343,415

Liabilities and Stockholders’ Equity
Current liabilities	$238,545	$242,119
Deferred revenue, long term	237,864	246,401
Long-term obligations	603,778	602,491
Total liabilities	1,080,187	1,091,011

Stockholders’ equity	759,649	252,404
Total liabilities and stockholders’ equity	$1,839,836	$1,343,415